EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Martha Lindeman 312-373-2430

PLAYBOY ENTERPRISES, INC. ANNOUNCES PROPOSED PRIVATE OFFERING OF CONVERTIBLE SENIOR SUBORDINATED NOTES

CHICAGO, Tuesday, March 8, 2005 – Playboy Enterprises, Inc. (“Playboy”) (NYSE: PLA, PLAA) today announced that it intends to offer, subject to market conditions and other factors, $100 million aggregate principal amount of convertible senior subordinated notes due 2025. The convertible notes will be senior subordinated unsecured obligations of Playboy. Playboy expects to grant the initial purchasers an option to purchase up to an additional $15 million aggregate principal amount of the notes.

The notes, which will pay interest semi-annually, will be convertible upon the occurrence of specified events into a combination of cash and shares of Class B common stock. In general, upon conversion of a note, the holder of each note will receive cash equal to the principal amount of the note and Class B common stock of Playboy for the note’s conversion value, if any, in excess of such principal amount.

Playboy expects to use the net proceeds from the offering, together with available cash, (i) to fund the estimated $94.9 million required to purchase and to make consent payments with respect to all of the $80 million outstanding principal amount of the 11% senior secured notes due 2010 issued by PEI Holdings, Inc. which were tendered prior to the consent deadline in the tender offer and consent solicitation commenced on February 22, 2005 and (ii) depending on market conditions, to purchase up to $5 million in shares of its Class B common stock in privately negotiated transactions from a limited number of persons, which may include shares sold by purchasers of the convertible notes in “short” sales, concurrently with and contingent upon the, sale of the notes. Any remaining net proceeds are expected to be used for working capital and general corporate purposes.

Hugh M. Hefner has advised Playboy that, depending on market conditions, he intends to purchase up to $5 million in shares of Playboy’s Class B common stock concurrently with the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The notes and the underlying Class B common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. None of Playboy, Holdings or any of their respective affiliates makes any recommendation in connection with the offering.

Please note that this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent Playboy’s current expectations and beliefs, including Playboy’s intent to complete the offering described above.

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Playboy Enterprises is a brand-driven, international multimedia entertainment company that publishes editions of Playboy magazine around the world; operates Playboy and Spice television networks and distributes programming globally via DVD and a network of Websites including Playboy.com, a leading men’s lifestyle and entertainment Web site; and licenses the Playboy and Spice trademarks internationally for a range of consumer products and services.